Exhibit 99.1

FOR IMMEDIATE RELEASE

ESS Inc. Signs Contract for Long-duration Flow Battery System at Pennsylvania Industrial Recycling Facility

Microgrid project will provide energy savings and resilience to major electronics recycling facility

Wilsonville, OR—August 3, 2021— ESS Inc., a manufacturer of long-duration iron flow batteries for commercial and utility-scale energy storage applications, was selected by TerraSol Energies, Inc., a developer and manager of turnkey solar and storage solutions for commercial customers, to deliver an ESS Energy Warehouse™ flow battery at a commercial facility in Pennsylvania. The Energy Warehouse™ system will be integrated with solar PV as part of a microgrid to reduce electricity demand charges and provide safe, sustainable backup power to Sycamore International, an Information Technology Asset Disposition (ITAD) company with a focus on data security.

“Sycamore International is a highly discerning, environmentally conscious customer that wants a clean and reliable long-duration storage solution paired with solar to ensure energy security and resilience at their facility,” said Dave Santoleri, President of TerraSol Energies. “The ESS Energy Warehouse delivers the right combination of performance, value and long operating life, at a superior levelized cost of storage metric.”

“Power outages have a huge impact on our business – costing upwards of $40,000 per day in lost revenue,” said Steve Figgatt, CEO of Sycamore International. “We needed a solution that would ensure long-duration backup power when needed, with a favorable ROI and no safety issues. We ruled out lithium-ion batteries and other flow battery chemistries due to toxicity and cost. ESS’s iron-based flow battery offers the right combination of safety and sustainability with long asset life to match the expected life of our solar power system.”

Commercial and industrial (C&I) energy users routinely face steep demand charges based on peak usage periods, in addition to general energy consumption costs. By utilizing long-duration energy storage to shave electricity use during these peak periods, companies can realize significant savings, leverage renewable energy resources to reduce their carbon footprint and provide resilience against power outages from extreme weather events and other causes.

“C&I customers are becoming increasingly aware of the cost and resilience benefits that long-duration energy storage can bring to their operations,” said Hugh McDermott, Senior VP of Sales and Business Development. “At the same time, there is an accelerating demand for sustainable storage solutions that are safe for both people and the planet and do not rely on rare earth minerals and components with supply chain risks. Our flow battery products utilize iron, salt and water – ingredients that are easily sourced – and are made in America with domestic components, offering a core strategic technology to enable the global energy transition.”

About ESS Flow Battery Systems

The ESS Energy Warehouse™ is a safe, environmentally sustainable, long-duration storage solution that is ideally suited for time-shifting renewable energy, managing a facility’s demand charges, and smoothing the intermittency of renewables on a constrained grid. It has an operating life that exceeds 20,000 cycles, low maintenance requirements, and energy capacity from 4-12 hours. The Energy Center™ is a flexible long-duration energy storage system designed and sized to the specific power and energy needs of front-side-of-the-meter use cases and larger commercial and industrial facilities, delivering compelling value for asset owners with minimal environmental impact. Both systems are backed by Munich RE, the world leader in the development of new insurance solutions for climate-friendly technologies, providing customers with long-term warranty coverage backed by an investment grade insurer.

About ESS, Inc.

ESS Inc. designs, builds, and deploys environmentally sustainable, low-cost, iron flow batteries for long-duration commercial and utility-scale energy storage applications requiring 4-12 hours of flexible energy capacity. The Energy WarehouseTM and Energy CenterTM use earth-abundant iron, salt, and water for the electrolyte, resulting in an environmentally benign, long-life energy storage solution for the world’s renewable energy infrastructure. Established in 2011, ESS Inc. enables project developers, utilities, and commercial and industrial facility owners to make the transition to more flexible non-lithium-ion storage that is better suited for the grid and the environment. For more information, visit www.essinc.com.

About TerraSol Energies

TerraSol Energies, Inc. develops and manages turnkey solar and energy storage solutions that provide reliable renewable energy for business owners, homeowners and non-profits. TSE handles all of your renewable energy project needs – from consultation, to design, construction, and ongoing operation of your solar energy and storage system. TerraSol has been servicing the mid-Atlantic region since 2009 and has earned recognition for its professional services and quality installations. We take care of customers to ensure their satisfaction for years to come, unmatched by other big box solar companies. For more information, visit TSE-solar.com

About Sycamore International

Sycamore International is an Information Technology Asset Disposition (ITAD) company with a focus on data security. The company refurbishes and recycles secondary technology to enable a transition to a global circular economy.

Media Contact:

Eugene Hunt

Trevi Communications, Inc.

978.750.0333 x.101

gene@trevicomm.com